SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 2/Final Amendment)

VIASYSTEMS GROUP, INC.

(Name of Issuer)

COMMON STOCK, $0.01 PAR VALUE

(Title of Class of Securities)

92553H 10 0

(CUSIP Number)

THOMAS O. HICKS
200 CRESCENT COURT, SUITE 1600
DALLAS, TEXAS 75201
(214) 740-7300

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

January 31, 2003

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240. 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on the following page(s))

Item 5. Interest in Securities of Issuer
Item 7. Material to be Filed as Exhibits
SIGNATURES
EXHIBIT INDEX

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Mr. Thomas O. Hicks

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United States

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) IN

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Hicks, Muse, Tate & Furst Equity Fund III, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Delaware

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
HMTF/Viasystems Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Delaware

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
HM3/GP Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Texas

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
HM3 Coinvestors, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Delaware

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Hicks Muse GP Partners III, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Texas

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Hicks Muse Fund III Incorporated

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Texas

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) CO

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
HMTF Equity Fund IV (1999), L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Texas

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
HMTF Private Equity Fund IV (1999), L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Texas

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
HM4/GP (1999) Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Texas

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
HM4-EQ (1999) Coinvestors, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Texas

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
HM4-EN (1999) Coinvestors, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Texas

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
HM4-SBS (1999) Coinvestors, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Texas

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Hicks, Muse GP (1999) Partners IV, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Texas

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Hicks, Muse (1999) Fund IV, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Texas

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Hicks, Muse PG-IV (1999), C.V.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Netherlands

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
HM Equity Fund IV/GP Partners (1999), C.V.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Netherlands

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
HM GP Partners IV Cayman LP

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
HM Fund IV Cayman LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Hicks, Muse & Co. Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Texas

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
HM Partners, Inc.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Texas

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) CO

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
HM 1-FOF Coinvestors, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Hicks, Muse GP Partners L.A., L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Texas

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 92553H 10 0

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Hicks, Muse Latin America Fund I Incorporated

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐

3.	SEC Use Only

4.	Source of Funds N/A

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Texas

	7.	Sole Voting Power

Number of		0

Shares	8.	Shared Voting Power

Beneficially		0

Owned by Each	9.	Sole Dispositive Power

Reporting		0

Person	10.	Shared Dispositive Power

With		0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 0

14.	Type of Reporting Person (See Instructions) CO

This final amendment amends and supplements a statement on Schedule 13D relating to the common stock, $0.01 par value (the “Common Stock”), of Viasystems Group, Inc. (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on January 31, 2001 (the “Initial Schedule 13D”), as amended by Amendment No. 1 to the Initial Schedule 13D, filed with the Commission on August 22, 2001 (“Amendment No. 1” and, together with the Initial Schedule 13D, the “Schedule 13D”).

Item 5. Interest in Securities of Issuer

Item 5 of the Schedule 13D is hereby amended and restated in its entirety as follows:

(a), (b) and (c) The Common Stock and all rights of the holders relating thereto were cancelled and extinguished under the First Amended and Restated Prepackaged Joint Plan of Reorganization of Viasystems Group, Inc. and Viasystems, Inc. under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), dated August 30, 2002, as modified on January 2, 2003 (as so modified, the “Plan of Reorganization”). The Plan of Reorganization was confirmed by order issued by the United States Bankruptcy Court for the Southern District of New York on January 14, 2003 (the “Confirmation Order”), and became effective on January 31, 2003 (the “Effective Date”). On the Effective Date, (i) the Common Stock and all rights of the holders relating thereto were canceled and extinguished and (ii) the Company filed a Form 15 with the Commission requesting withdrawal of the Common Stock from registration under Section 12(g) of the Securities Exchange Act of 1934 pursuant to Reg. 12g-4(a)(1)(i).

As a result of the Plan of Reorganization being confirmed by the Confirmation Order and becoming effective, as of the Effective Date each of the Filing Parties ceased to be the beneficial owner of all shares of Common Stock previously reported in the Schedule 13D and were not entitled to receive any distribution pursuant to the Plan of Reorganization on account of the shares of Common Stock held by any of the Filing Persons.

(d) Not applicable.

(e) See Response to Item 5(a), (b) and (c) above.

Item 7. Material to be Filed as Exhibits

99.1* Joint Filing Agreement, dated August 9, 2001, among Mr. Thomas O. Hicks, Fund III, HMTF/Viasystems, HM3/GP Partners, HM3 Coinvestors, GP Partners III, Fund III Incorporated, Fund IV, Private Equity Fund IV, HM4/GP Partners, HM4-EQ, EM4-EN, HM4-SBS, GP Partners IV, Fund IV LLC, PG-IV, Fund IV/GP Partners C.V., GP Partners IV Cayman, Fund IV Cayman LLC, HM& Co. Partners, HM Partners, HM 1-FOF, GP Partners LA and LA Fund Incorporated.

*	Previously filed.

SIGNATURES

     After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:	May 1, 2003	Thomas O. Hicks

		By:	/s/ David W. Knickel

David W. Knickel
Attorney-in-Fact

Date:	May 1, 2003	HICKS, MUSE TATE & FURST EQUITY FUND III, L.P.

		By:	HM3/GP Partners, L.P., its general partner

		By:	Hicks Muse GP Partners III, L.P., its general partner

		By:	Hicks Muse Fund III Incorporated, its general partner

		By:	/s/ David W. Knickel

David W. Knickel
Vice President, Treasurer and Secretary

Date:	May 1, 2003	HMTF/VIASYSTEMS PARTNERS, L.P.

		By:	HM3/GP Partners, L.P., its general partner

		By:	Hicks Muse GP Partners III, L.P., its general partner

		By:	Hicks Muse Fund III Incorporated, its general partner

		By:	/s/ David W. Knickel

David W. Knickel
Vice President, Treasurer and Secretary

Date:	May 1, 2003	HM3/GP PARTNERS, L.P.

		By:	Hicks Muse GP Partners III, L.P., its general partner

		By:	Hicks Muse Fund III Incorporated, its general partner

		By:	/s/ David W. Knickel

David W. Knickel
Vice President, Treasurer and Secretary

Date:	May 1, 2003	HM3 COINVESTORS, L.P.

		By:	Hicks Muse GP Partners III, L.P., its general partner

		By:	Hicks Muse Fund III Incorporated, its general partner

		By:	/s/ David W. Knickel

David W. Knickel
Vice President, Treasurer and Secretary

Date:	May 1, 2003	HICKS MUSE GP PARTNERS III, L.P.

		By:	Hicks Muse Fund III Incorporated, its general partner

		By:	/s/ David W. Knickel

David W. Knickel
Vice President, Treasurer and Secretary

Date:	May 1, 2003	HICKS MUSE FUND III INCORPORATED

		By:	/s/ David W. Knickel

David W. Knickel
Vice President, Treasurer and Secretary

Date:	May 1, 2003	HMTF EQUITY FUND IV (1999), L.P.

		By:	HM4/GP (1999) Partners, L.P., its general partner

		By:	Hicks Muse GP (1999) Partners IV, L.P., its general partner

		By:	Hicks, Muse (1999) Fund IV, LLC, its general partner

		By:	/s/ David W. Knickel

David W. Knickel
Vice President, Treasurer and Secretary

Date:	May 1, 2003	HMTF PRIVATE EQUITY FUND IV (1999), L.P.

		By	HM4/GP (1999) Partners, L.P., its general partner

		By:	Hicks, Muse GP (1999) Partners IV, L.P., its general partner

		By:	Hicks, Muse (1999) Fund IV, LLC, its general partner

		By:	/s/ David W. Knickel

David W. Knickel
Vice President, Treasurer and Secretary

Date:	May 1, 2003	HM4/GP (1999) PARTNERS, L.P.

		By	Hicks, Muse GP (1999) Partners IV, L.P., its general partner

		By:	Hicks, Muse GP (1999) Fund IV, LLC, its general partner

		By:	/s/ David W. Knickel

David W. Knickel Vice President, Treasurer and Secretary

Date:	May 1, 2003	HM4-EQ (1999) COINVESTORS, L.P.

		By:	Hicks, Muse GP (1999) Partners IV, L.P., its general partner

		By:	Hicks, Muse (1999) Fund IV, LLC, its general partner

		By:	/s/ David W. Knickel

David W. Knickel
Vice President, Treasurer and Secretary

Date:	May 1, 2003	HM4-EN (1999) COINVESTORS, L.P.

		By:	Hicks, Muse GP (1999) Partners IV, L.P., its general partner

		By	Hicks, Muse (1999) Fund IV, LLC, its general partner

		By:	/s/ David W. Knickel

David W. Knickel
Vice President, Treasurer and Secretary

Date:	May 1, 2003	HM4-SBS (1999) COINVESTORS, L.P.

		By:	Hicks, Muse GP (1999) Partners IV, L.P., its general partner

		By	Hicks, Muse (1999) Fund IV, LLC, its general partner

		By:	/s/ David W. Knickel

David W. Knickel
Vice President, Treasurer and Secretary

Date:	May 1, 2003	HICKS, MUSE GP (1999) PARTNERS IV, L.P.

		By	Hicks, Muse (1999) Fund IV, LLC,
its general partner

		By:	/s/ David W. Knickel

David W. Knickel
Vice President, Treasurer and Secretary

Date:	May 1, 2003	HICKS, MUSE (1999) FUND IV, LLC

		By	Hicks, Muse (1999) Fund IV, LLC, its general partner

		By:	/s/ David W. Knickel

David W. Knickel
Vice President, Treasurer and Secretary

Date:	May 1, 2003	HICKS, MUSE PG-IV (1999), C.V.

		By:	HM Equity Fund IV/GP Partners
(1999), C.V., its general partner

		By	HM GP Partners IV Cayman, L.P.,
its general partner

		By:	HM Fund IV Cayman, LLC, its
general partner

		By:	/s/ David W. Knickel

David W. Knickel
Vice President, Treasurer and Secretary

Date:	May 1, 2003	HM EQUITY FUND IV/GP PARTNERS (1999), C.V.

		By:	HM GP Partners IV Cayman, L.P.,
its general partner

		By	HM Fund IV Cayman, LLC, its
general partner

		By:	/s/ David W. Knickel

David W. Knickel
Vice President, Treasurer and Secretary

Date:	May 1, 2003	HM GP PARTNERS IV CAYMAN, L.P.

		By:	HM Fund IV Cayman, LLC, its general partner

		By:	/s/ David W. Knickel

David W. Knickel
Vice President, Treasurer and Secretary

Date:	May 1, 2003	HM FUND IV CAYMAN, LLC

		By:	/s/ David W. Knickel

David W. Knickel
Vice President, Treasurer and Secretary

Date:		HICKS, MUSE & CO. PARTNERS, L.P.

		By:	HM Partners, Inc., its general partner

		By:	/s/ David W. Knickel

David W. Knickel
Vice President, Treasurer and Secretary

Date:	May 1, 2003	HM PARTNERS, INC.

		By:	/s/ David W. Knickel

David W. Knickel
Vice President, Treasurer and Secretary

Date:	May 1, 2003	HM 1-FOF COINVESTORS, L.P.

		By:	Hicks, Muse GP Partners, L.A.,
L.P., its general partner

		By:	Hicks, Muse Latin America Fund I
Incorporated, its general partner

		By:	/s/ David W. Knickel

David W. Knickel
Vice President, Treasurer and Secretary

Date:	May 1, 2003	HICKS, MUSE GP PARTNERS L.A., L.P.

		By:	Hicks, Muse Latin America Fund I Incorporated, L.P., its general partner

		By:	/s/ David W. Knickel

David W. Knickel
Vice President, Treasurer and Secretary

Date:	May 1, 2003	HICKS, MUSE LATIN AMERICA FUND I INCORPORATED

		By:	/s/ David W. Knickel

David W. Knickel
Vice President, Treasurer and Secretary

EXHIBIT INDEX

99.1* Joint Filing Agreement, dated August 9, 2001, among Mr. Thomas O. Hicks, Fund III, HMTF/Viasystems, HM3/GP Partners, HM3 Coinvestors, GP Partners III, Fund III Incorporated, Fund IV, Private Equity Fund IV, HM4/GP Partners, HM4-EQ, EM4-EN, HM4-SBS, GP Partners IV, Fund IV LLC, PG-IV, Fund IV/GP Partners C.V., GP Partners IV Cayman, Fund IV Cayman LLC, HM& Co. Partners, HM Partners, HM 1-FOF, GP Partners LA and LA Fund Incorporated.

*	Previously filed.